Exhibit 10.6

SUPPLEMENTAL RETIREMENT PLAN I

FOR SELECT SENIOR MANAGEMENT

OF CVS CAREMARK CORPORATION

As Amended and Restated as of

December 31, 2008

CVS CAREMARK CORPORATION

SUPPLEMENTAL RETIREMENT PLAN I FOR SELECT SENIOR MANAGEMENT

AS AMENDED AND RESTATED

The Plan set forth in this document is known as the Supplemental Retirement Plan I for Select Senior Management of CVS Caremark Corporation (the “Plan”). The Plan is amended and restated as of December 31, 2008 to comply with the provisions of Section 409A of the Internal Revenue Code and any regulations promulgated thereunder. Except as otherwise provided herein, the provisions contained herein are applicable to Members who commence payment of benefits on or after January 1, 2009.

The benefits accrued and vested under the provisions of the Plan by a Member who terminated employment with the CVS Caremark Corporation and all its Affiliates prior to January 1, 2005 shall be subject to the provisions of the Plan as in effect on October 3, 2004. In addition, with respect to a Member who was employed by CVS Caremark Corporation or one of its Affiliates on or after January 1, 2005, the portion of his benefit payable under the provisions of this Plan equal to his Grandfathered Annual Benefit (as defined herein) shall be subject to the provisions of the Plan as in effect on October 3, 2004 without regard to any amendments after October 3, 2004 which would constitute a material modification for Code Section 409A purposes. The Plan has been administered in good faith compliance with Section 409A and the guidance issued thereunder from January 1, 2005 through December 31, 2008.

All benefits payable under this Plan, which is intended to constitute both an unfunded excess benefit plan under Section 3(36) of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and a nonqualified, unfunded deferred compensation plan for a select group of management employees under Title I of ERISA, shall be paid out of the general assets of the Corporation. The Corporation may establish and fund a trust in order to aid it in providing benefits due under the Plan.

CVS CAREMARK CORPORATION

SUPPLEMENTAL RETIREMENT PLAN I

FOR SELECT SENIOR MANAGEMENT AS AMENDED AND RESTATED

ARTICLE 1 – DEFINITIONS

1.01	“Affiliate” shall mean any entity that together with CVS Caremark Corporation would be treated as a single employer under Section 414(b) or (c) of the Code.

1.02	“Annual Benefit” with respect to Class A Member shall mean the amount specified in clause (a) below, and, with respect to a Class D Member, the amount specified in clause (b) below. In addition, the term “Annual Benefit” is defined under Section 3.10 with respect to Members designated in that Section.

(a)	The “Annual Benefit” shall mean, with respect to a Class A Member who became or becomes a Class A Retiree after January 1, 2005, the amount equal to the product of (x) 1.6% times (y) the lesser of such Member’s years of Service or 30, unless otherwise provided in an agreement with a Class A Member, times (z) such Class A Member’s Compensation, less the amount set forth in Appendix B, if any.

(b)	The “Annual Benefit” shall mean, with respect to a Class D Member, the “Annual Benefit” as defined in Appendix D.

With respect to a Class A Member who became a Class A Retiree after December 4, 1996 and on or prior to January 1, 2005 and a Class B Member “Annual Benefit” shall have the meaning set forth in Plan document as in effect in October 3, 2004.

1.03

“Beneficiary” shall mean the person named as such by the Member (i) at the time payments to the Member commence under the Plan or (ii) in the case of benefits payable under Section 3.03, at the time of the Member’s death, by written designation filed with the Retirement Administration Committee in accordance with the Plan (including Section

3.04, in the case of a Beneficiary named thereunder), to receive payments after the Member’s death. In the absence of a beneficiary designation, the Participant’s Beneficiary for purposes of Section 3.03 shall be his spouse, if any; otherwise, the Participant’s Beneficiary shall be the person named as his beneficiary under the Corporation’s life insurance program, and if none then the Member’s surviving lineal descendants, per stirpes, in equal parts.

1.04	“Benefit Commencement Date” shall mean, unless the Plan specifically provides otherwise, the first day of the first period for which an amount is due as an annuity or any other form.

1.05	“Board of Directors” or “Board” shall mean the Board of Directors of CVS Caremark Corporation.

1.06	“Change in Control” shall mean “Change in Control” as such term is defined in the Universal 409A Definition Document.

1.07	“Class A Member,” “Class B Member,” “Class C Member,” and “Class D Member” are defined in Article 2 and Section 4.01, and “Class A Retiree,” “Class C Retiree” and “Class D Retiree” are defined in Section 1.17 below.

1.08	“Compensation” shall mean, with respect to a Class A Member, the average yearly amount of the Member’s salary and cash bonus paid by the Corporation or an Affiliate (and/or its Predecessor) in the three years (which need not be consecutive) in which the amount of such salary and bonus was highest during the ten-year period preceding and including the year of the Member’s Termination of Service. For purposes of this Section 1.09, salary and cash bonus mean those amounts which constitute salary and bonus for purposes of Item 402(b)(2)(iii)(A) and (B) of Regulation S-K, including the amount of salary and cash bonus amounts deferred pursuant to Instruction 3 thereto on an elective basis but excluding bonus amounts payable in a form other than cash on a mandatory basis. Compensation, with respect to a Class D Member, shall have the meaning set forth in Appendix D.

1.09	“Corporation” shall mean CVS Caremark Corporation. References in the Plan to CVS Caremark Corporation shall be deemed to include successors to CVS Caremark Corporation.

1.10	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

1.11	“Executive Employee” shall mean an employee of the Corporation or an Affiliate who is a senior officer of the Corporation or any Affiliate and who has been listed as a Class A Member in Appendix A or Class D Member in Appendix D, as amended from time to time by the Management Planning and Development Committee (the “MPD Committee”) of the Board of Directors.

1.12	“409A Annual Benefit” means the portion of the Member’s Annual Benefit, if any, in excess of his Grandfathered Annual Benefit.

1.13.	“Grandfathered Annual Benefit” shall mean the portion of a Member’s Annual Benefit, if any, that was accrued and vested before January 1, 2005, determined under the provisions of the Plan without regard to any amendments after October 3, 2004 which would cause a material modification for Code Section 409A purposes, the provisions of Section 409A, the regulations promulgated thereunder and other applicable guidance, adjusted for the passage of time based on actuarial equivalent assumptions and procedures established by the MPD Committee in accordance with Code Section 409A.

1.14	“Member” shall mean any person included as a Class A Member, Class B Member, Class C Member or Class D Member under the Plan, as provided in Article 2.

1.15	“Plan” shall mean the Supplemental Retirement Plan I for Select Senior Management of CVS Caremark Corporation, as described herein or as hereafter amended.

1.16	“Predecessor” means Melville Corporation and its subsidiaries with respect to events prior to December 4, 1996.

1.17	“Retiree” shall mean a Class A Retiree, as defined in clause (a) below, a Class B Retiree as defined under the provisions of the Plan as in effect on October 3, 2004 and listed on Appendix C, a Class D Retiree, as defined in clause (b) below, or a person designated as a Retiree in Appendix C hereto, under the terms specified in Section 3.10.

(a)	A “Class A Retiree” shall mean a Class A Member who terminates employment with the Corporation for any reason, including disability but excluding death, prior to attaining age 55 but after completing five or more years of Service or on or after attaining age 55 regardless of years of Service.

(b)	A “Class D Retiree” shall mean a Class D Member who has attained age 55 and completed ten or more years of Service and incurs a Termination of Employment with the Corporation and all Affiliates at or after age 55 for any reason, including disability but excluding death.

1.18	“Retirement Administration Committee” shall mean the Benefit Plans Committee appointed by the Board pursuant to the provisions of the 401(k) Plan and the Employee Stock Ownership Plan of CVS Caremark Corporation and Affiliated Companies.

1.19	“Retirement Plan” shall mean any defined benefit plan maintained by the Corporation or its Predecessor meeting the requirements of Section 401 of the Internal Revenue Code of 1986, as amended, in which such Member shall be or was a participant.

1.20	“Service” shall mean with respect to a Member the sum of (a), in the case of an Executive Employee who became a Member prior to July 1, 1995, the period of such Member’s active employment with the Corporation, its Predecessor and its Affiliates, whether or not as an Executive Employee, or, in the case of an Executive Employee who became a Member on or after July 1, 1995, the period of such Member’s active employment with the Corporation, its Predecessor or an Affiliate as an Executive Employee, excluding, in each case, unless otherwise provided by the Retirement Administration Committee, any period during which the Member was engaged as a consultant or received salary continuance or severance payments, and (b) any Service credited under the Plan to such Member by the MPD Committee or by the compensation committee of the board of directors of the Corporation’s Predecessor prior to the assumption of the Plan by the Corporation, pursuant to Article 4. A year of Service is a period of 12 consecutive months, which need not be a calendar year. Notwithstanding the foregoing, with respect to a Member who incurs a Termination of Employment on and after July 1, 2009, such Member’s Service shall cease as of the date he incurs such Termination of Employment.

1.21	“Specified Employee” shall mean “Specified Employee” as such term is defined in the Universal 409A Definition Document.

1.22	“Termination of Employment” shall mean “termination of employment” as such term is defined in the Universal 409A Definition Document.

ARTICLE 2 – MEMBERSHIP

2.01	Every Executive Employee in the employ of the Corporation or an Affiliate on December 31, 2008 shall continue to be or shall become a Member of the Plan on that date. Such a Member shall be a Class A Member or Class D Member, as specified on Appendix A or Appendix D hereto.

2.02	Any other employee of the Corporation who becomes an Executive Employee after January 1, 2009 and who is designated a Member by the MPD Committee shall thereupon become a Class A Member of the Plan, unless otherwise stipulated by the MPD Committee.

2.03	Any former employee of the Corporation, its Predecessor, or an Affiliate, who is a Retiree under the Plan on December 31, 2008 and any Member who thereafter becomes a Retiree shall continue to be a Member of the Plan until the payment of all benefits in respect of such Retiree under the Plan. In addition, the former employees designated in Item 2 of Appendix C hereto shall be deemed to be Retirees (and thus Members), under the terms specified in Section 3.09.

2.04	The participation and membership under the Plan of an Executive Employee who is not a Retiree shall terminate if his employment with the Corporation and all Affiliates as an Executive Employee terminates, and such person shall cease to be a Member, unless (i) at the time of such termination, he becomes a Retiree, (ii) upon such termination, he continues to be entitled to a benefit hereunder pursuant to Section 3.06, or (iii) he is entitled to a benefit under Section 3.09 or (iv) he is a Class D Member and upon such termination he is entitled to a benefit in accordance with Appendix D.

2.05	A Member whose membership in the Plan terminates pursuant to Section 2.03 or Section 2.04 shall be restored to membership in the Plan at such time as he is restored to employment as an Executive Employee of the Corporation or an Affiliate.

ARTICLE 3 – AMOUNT AND PAYMENT OF SUPPLEMENTAL BENEFITS

3.01	Except as provided in Section 3.06 or 3.09 or an Appendix attached hereto, benefits under the Plan shall be payable only with respect to Members who are Retirees or become Retirees or, as provided in Section 3.03, 3.04 or 3.06 to Beneficiaries.

3.02	Except as provided in Section 3.06, Section 3.10 or an Appendix attached hereto, and subject to the provisions of Section 3.05 and Section 3.07, a Retiree shall be entitled to commencement of payment of benefits hereunder pursuant to Section 3.04 upon the first day of the month coincident with or next following the later of (i) his Termination of Employment or (ii) his attainment of age 55. Notwithstanding any Plan provision to the contrary a Member may not elect to defer payment of benefits hereunder.

3.03

In the event that a Class A Member dies after the earlier of attaining age 55 or completing five years of Service, or Class D Member dies after the attaining age 55 and completing ten years of Service, in either case prior to becoming a Retiree, or dies after becoming a Retiree but prior to commencing to receive payments hereunder pursuant to Section 3.04, his Beneficiary shall be entitled to the immediate commencement of a single life annuity, with an annual payment equal to one-half of the Annual Benefit, if any, computed under Section 1.02 for such Class A Member and computed under Appendix D, Section 1.01 for such Class D Member, as if the Member was a Retiree and had commenced to receive payment of benefits under Section 3.04 immediately prior to his death. Payments under this Section 3.03 shall commence in the month following the month in which the Member’s date of death occurs. In the event the age difference between the Class A Member or Class D Member and his Beneficiary is greater than five years, the benefit payable pursuant to this Section 3.03 shall be actuarially adjusted to reflect the differences in the life expectancy of the Participant and the Beneficiary. Notwithstanding any Plan provisions to the contrary (i) in the event a Member has made an election under Section 3.04 to receive his Grandfathered Annual Benefit in the form of a lump sum, or (ii) in the event the Member did not make an election under Section 3.04 and such Member’s Beneficiary is his estate, the benefit otherwise payable under this Section 3.03 attributable to his Grandfathered Annual Benefit, shall be commuted into a single lump sum amount of actuarial equivalent value, which amount shall be determined by assuming the Beneficiary is a person of the same age as the Member at the Member’s date of death. The amount of such actuarial equivalent value computed under this Section 3.03 shall be determined by the MPD Committee using the actuarial assumptions described below In computing such actuarial equivalence, the actuarial assumptions to be used shall be (A) the 1983 Group Annuity Mortality Table and (B) an interest rate assumption equal to the applicable interest rate (expressed as a percentage) used by the Pension Benefit Guaranty Corporation for valuing lump sum benefits for single employer plans that terminate on the date of such calculation, minus 0.5%.

3.04	(a) Except as provided in Section 3.06 or 3.09 or an Appendix attached hereto and subject to the provisions below, the benefit payable under the Plan to a Class A Retiree or a Class D Retiree shall be a single life annuity for the life of the Retiree, with annual payments equal to his Annual Benefit computed under Section 1.02 for such Class A Retiree, or Appendix D, Section 1.01 for such Class D Retiree, at the time of the commencement of payment of benefits under this Section 3.04.

(b) A Member may make an election in accordance with the procedures prescribed by the Retirement Administration Committee to receive his 409A Annual Benefit in a single lump sum payment. An election made under this paragraph (b) on or prior to December 31, 2008 shall become effective on the close of the 12 month period after the date on which the election is made, or January 1, 2009, if earlier, unless such election is made within 30 days of the date the Member first becomes eligible to participate in the Plan or in any plan required to be aggregated with this Plan under the provisions of Code Section 409A in which case the election shall be effective on the close of such 30 day period (the 30 day initial eligibility period). An election made on or after January 1, 2009 or, if later, after the close of the 30 day initial eligibility period shall be subject the provisions of paragraph (d) below.

(c) Notwithstanding, any Plan provision to the contrary, if a Member does not have a valid election under this Section 3.04 to receive his 409A Annual Benefit in the form of a lump sum in effect, such Member may elect at any time prior to his applicable Benefit Commencement Date to convert his 409A Annual Benefit into a joint and survivor annuity form which provides a reduced benefit payable to the Member during his life, and after his death provides that 100% or 50% of the reduced benefit will continue to be paid during the life of and to his Beneficiary. Any such optional form of benefit or lump sum shall be the actuarial equivalent of such single life annuity using the actuarial assumptions described in Section 3.03. A Member’s election to convert his 409A Annual Benefit into the form of a 50% or 100% joint & survivor annuity shall be effective as of his Benefit Commencement Date, provided the Member makes and submits to the Retirement Administration Committee his election prior to his Benefit Commencement Date. If such Member fails to elect an optional annuity form in a timely manner, his 409A Annual Benefit shall be distributed in the form of a single life annuity.

(d) In accordance with the provisions of Code Section 409A, regulations thereunder and other applicable guidance and the procedures as the Retirement Administration Committee may prescribe, a Member may elect to change the form of payment election under this Section 3.04 applicable to his 409A Annual Benefit from an annuity to a lump sum or from a lump sum to an annuity by duly completing, executing and filing with the Retirement Administration Committee a new form of payment election, subject to the following limitations:

(i) such election will not become effective until at least 12 months after the date on which the election is made; and

(ii) the distribution of such Member’s 409A Annual Benefit shall be deferred for five years from the date such amount would otherwise have been paid absent this election (disregarding any delay under the provisions of Section 3.05.)

No payment election made under this Section 3.04 may be changed after the Member’s Benefit Commencement Date.

The portion of a Retiree’s Annual Benefit equal to his Grandfathered Annual Benefit shall be paid in accordance with the provisions of the Plan as in effect on October 3, 2004.

3.05	Notwithstanding the foregoing, the actual payment of a 409A Annual Benefit to a Retiree who is a Specified Employee on his Termination of Employment for reasons other than death, shall not commence prior to the first day of the seventh month following such Member’s Termination of Employment. Any payment due the Retiree which he would have otherwise received under Section 3.04 during the six month period immediately following his Termination of Employment shall be accumulated, without interest. For the avoidance of doubt, the provisions of this clause (iii) shall not apply to a 409A Annual Benefit payable under Section 3.03 or Section 3.06 due to the death of the Member or to payment of a Member’s Grandfathered Annual Benefit.

3.06	Notwithstanding the provisions of Section 3.01 or 3.02, if a Change in Control occurs:

(a)	Each Member who, at the time of such Change in Control, is a Retiree and each Beneficiary who at that time is entitled to benefits under Section 3.03 or Section 3.04 shall be entitled to receive an immediate payment in cash, equal to the then present value of the portion of the benefit under Section 3.03 or 3.04 attributable to his 409A Annual Benefit, whichever is applicable, to which the Retiree or his Beneficiary is entitled. Payment under this Section 3.06 shall be made as of the first business day following the date such Change in Control occurs.

(b)

With respect to each Member at the time of such Change in Control who is not a Retiree at that time, (i) such a Member, upon his Termination of Employment within two years of such Change in Control, or (ii) each Beneficiary of such a Member who dies following such Change in Control without having received a benefit under this Section 3.06(b), upon the Member’s death, shall receive an immediate payment in cash equal to, in the case of the Member, the present value of his 409A Annual Benefit and/or in the case of a Beneficiary, the present value of the benefit, if any payable under Section 3.03 attributable to the Member’s 409A Annual Benefit. The present value of a benefit payable under this Section 3.06 shall be determined on the basis of the (A) the 1983 Group Annuity Mortality Table and (B) an interest rate assumption equal to the applicable interest rate (expressed as a percentage) used by the Pension Benefit Guaranty Corporation for valuing lump sum benefits for single employer plans that terminate on the date of such calculations, minus 0.5%. Subject to the provisions of Section 3.05, payment under this paragraph (b) shall commence as of the first day of the month following the Member’s Termination of Employment.

3.07	Notwithstanding any Plan provision to the contrary, the Retirement Administration Committee, in its sole and absolute discretion, may elect to accelerate the time or form of payment of a benefit owed to the Participant hereunder, provided such acceleration is permitted under Treas. Reg. Section 1.409A-3(j)(4) and any subsequent guidance. Notwithstanding any Plan provision to the contrary, the Retirement Administration Committee may also, in its sole and absolute discretion, delay the time for payment of a benefit owed to the Participant hereunder, to the extent permitted under Treas. Reg. Section 1.409A-2(b)(7) and any subsequent guidance.

3.08	Any payment under Section 3.06 will be in place of, and in settlement of, the Member’s or Beneficiary’s benefits under Sections 3.03, 3.04 and/or 3.10.

3.09	The payment of a Member’s Grandfathered Annual Benefit shall be made in accordance with the provisions of the Plan as in effect on October 3, 2004, except as modified in Schedule E attached hereto and without regard to any amendment after October 3, 2004 which would constitute a material modification for Code Section 409A purposes.

3.10	Other provisions of the Plan notwithstanding, each person named on Appendix C hereto as a Class C Retiree shall be deemed a Retiree who is entitled to an Annual Benefit payable in the amount, at the times, and under such other terms and conditions as are specified in any separate agreement between the Corporation and such person relating to benefits under the Plan; provided that, in the event of a Change in Control, each such Retiree and each Beneficiary of such a Retiree who is permitted to and who has elected an optional form of benefit making provision for the Beneficiary shall be entitled to receive such Retiree’s and such Beneficiary’s lump sum actuarial equivalent of all future benefits based on the amount and other terms specified in such separate agreement between the Corporation and such Retiree (including taking into account the scheduled starting date if such benefits have not yet commenced to be paid), payable to such Retiree and to such Beneficiary, as the case may be, under this Section 3.10, in full settlement of all of the Retiree’s and Beneficiary’s rights under the Plan. No amount shall be payable to a Beneficiary of such a Retiree under Section 3.03.

ARTICLE 4 – ADMINISTRATION

4.01	The MPD Committee shall select which senior officers of the Corporation and its Affiliates shall be designated as Executive Employees.

4.02	The MPD Committee shall have discretion to grant credit for Service to any Executive Employee.

4.03	Except with respect to powers specifically reserved to the MPD Committee, the Retirement Administration Committee shall have the exclusive responsibility and complete discretionary authority to control the operation, management and administration of the Plan.

4.04	The provisions of the 401(k) Plan and Employee Stock Ownership Plan of CVS Caremark Corporation and Affiliated Companies concerning the Retirement Administration Committee membership, meetings, maintenance of records and the Retirement Administration Committee powers shall apply under the Plan. The expenses of the Retirement Administration Committee incurred in connection with the Plan shall be paid directly by the Corporation.

4.05	The Corporation shall indemnify the members of the Retirement Administration Committee or its delegates against any and all claims, losses, damages, expenses, including attorney’s fees, incurred by them and any liability, including any amounts paid in settlement with their approval, arising from their action or failure to act, except when the same is judicially determined to be attributable to their gross negligence or willful misconduct.

4.06	With respect to beneifts hereunder subject to Code Section 409A, the Plan is intended to comply with the requirements of Code Section 409A and the provisions hereof shall be interpreted in a manner that satisfies the requirements of Code Section 409A and the regulations thereunder, and the Plan shall be operated accordingly. If any provision of the Plan would otherwise frustrate or conflict with this intent, the provision will be interpreted and deemed amended so as to avoid this conflict.

ARTICLE 5 – GENERAL PROVISIONS

5.01	The establishment of the Plan shall not be construed as conferring any legal rights upon any Executive Employee or other person for a continuation of employment, nor shall such actions interfere with the rights of the Corporation to discharge or demote any Executive Employee and to treat him without regard to the effect which such treatment might have upon him as a Member under the Plan.

5.02	In the event that the Retirement Administration Committee shall find that a Member is unable to care for his affairs because of illness or accident, the Retirement Administration Committee may direct that any benefit payment due him, unless claim shall have been made therefore by a duly appointed legal representative, be paid to his spouse, a child, a parent or other blood relative, or to a person with whom he resides, and any such payment so made shall be a complete discharge of the liabilities of the Plan therefor.

5.03	The Corporation or its Affiliates shall have the right to deduct from each payment to be made under the Plan any required withholding taxes.

5.04	Subject to any applicable law, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void, or shall any such benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Member or a Beneficiary.

5.05	Notwithstanding any other provision of the Plan to the contrary, in the event that a Member shall at any time be convicted of a crime involving dishonesty or fraud on the part of such Member in his relationship with the Corporation or an Affiliate, all benefits which would otherwise be payable to him under the Plan shall be forfeited.

5.06	The Corporation’s obligation hereunder shall be an unbounded and unsecured promise to pay money in the future. The rights of any Member or Beneficiary to benefits under the Plan prior to the actual receipt of such benefits shall be limited to those of a general unsecured creditor of the Corporation.

5.07	The Plan shall be construed, regulated and administered under the laws of the State of Rhode Island to the extent such laws are not superseded by applicable federal law.

5.08	The masculine pronoun shall mean the feminine wherever appropriate.

5.09	If any provisions of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof, instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been include herein.

ARTICLE 6 – AMENDMENT OR TERMINATION

The MPD Committee and the Board of Directors each reserves the right to modify or to amend, in whole or in part, or to terminate, this Plan at any time; provided, however, that, without the written consent of the affected Member or affected Beneficiary, no such modification, amendment, or termination shall materially adversely affect the right of any Member (or the Beneficiary of such Member if the Beneficiary is then entitled to receive benefits) to receive the benefits such Member (or the Beneficiary of such Member) should have received under the Plan upon Termination of Employment with the Corporation for any reason, including retirement, death, or disability, had the Plan not been so modified, amended, or terminated, taking into account such Member’s Service and age at the time of such Member’s actual Termination of Employment with the Corporation for any reason. To the extent consistent with the rules relating to plan terminations and liquidations in Treasury Reg. Section 1.409A-3(i)(4)(ix) or otherwise consistent with Code Section 409A, the Corporation may provide that, without the prior written consent of Members (or the Beneficiary of a Member), the Member’s 409A Annual Benefit shall be distributed in a lump sum upon termination of the Plan. Unless so distributed in accordance with the preceding sentence, in the event of a Plan termination, the 409A Annual Benefit shall continue to be paid in accordance with the foregoing provisions of the Plan.

APPENDIX A

Each of the following is a Class A Member or Class A Retiree as of January 1, 2009:

Name		Status
Christopher Bodine	–	Member
Charles C. Conaway	–	Retiree
V. Michael Ferdinandi	–	Member
Larry J. Merlo	–	Member
Daniel C. Nelson (spouse of)	–	Retiree
David Rickard	–	Member
Thomas M. Ryan	–	Member
Douglas Sgarro	–	Member

APPENDIX B

Name	Annual Amount*
David Rickard	$161,465

Thomas M. Ryan	$100,967

*Amount	shown above is annual amount payable as a life annuity

APPENDIX C

1.	Each of the following is a Class B Retiree:

Francis Rooney

Kenneth Berland

John Riefler

Ira Peterman

Neill Simon

Arthur Richards

Larry McGourty (spouse of)

2.	Each of the following is, at June 30, 1997, a Class C Retiree entitled to benefits pursuant to Section 3.10 of the Plan as in effect prior to October 4, 2004 and the terms and conditions of a separate agreement between the Corporation and such Retiree (copies of which are attached hereto):

Jerald L. Maurer

Michael Friedheim

APPENDIX D

Provisions Applicable to a Class D Member

This Appendix D constitutes an integral part of the Plan. The provisions of this Appendix D are applicable only with repect to the Class D Member as defined below. Except as otherwise modified or expanded in this Appendix D, the provsions of this Plan as contained in the text to which this Appendix is attached shall determine the benefits payable to or on behalf of a Member covered under this Appendix.

1.	The following is a Class D Member:

Name	Applicable Percentage
Nancy Christal	10.12%

2.	The Plan Sections referenced below are hereby modified or expanded in accordance with the following special provisions applicable to a Class D Member.

ARTICLE 1. - DEFINITIONS

a.	Section 1.01

(i)

“Annual Benefit” shall mean Annual Benefit, with respect to a Class D Member who became or becomes a Retiree after June 30, 1995, the amount by which 35%, or such lesser percentage specified in clause (ii) below, of such Class D Member’s Compensation exceeds the aggregate annualized value of any retirement and deferred profit sharing benefits in respect of such Class D Member (excluding the value of any benefits attributable to pre-tax or after-tax contributions made by or on behalf of the Class D Member) which have previously been received or which such Class D Member or any other person has a vested right to receive at the time of the commencement of payment of such Class D Member’s benefit under Section 3.04 of the Plan, under (A) any arrangement maintained by the Corporation other than the Plan (including any annuity contracts purchased with respect to benefits accrued under the Melville Corporation Retirement Plan), or (B) any arrangement which constitutes a qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended, maintained by any entity other than the Corporation, computed pursuant to clause (iv) below.

(ii)

In the case of any Class D Member whose retirement allowance under Section 3.04 of the Plan commences to be paid on or after his reaching age 55 years but prior to his reaching age 60 years, there shall be substituted for “35%” in clause (i) above that lower percentage which results from subtracting that percentage which is the product of 4 times the number of whole and partial years (treating a partial year as a whole year) until such Class D Member’s 60th birthday so that, for example, the applicable percentage for a Class D Member age 58 1/2 years would be 27% (35% - (4 x 2)% = 27%).

(iii)	Notwithstanding the foregoing, the Annual Benefit computed under this Section shall not be less than annualized value of a Class D Member’s Accumulated Contribution Amount, as computed at the time such Class D Member becomes a Retiree on the basis of the actuarial assumptions set forth in clause (iv) below.

(iv)	The annualized value of a Class D Member’s retirement and deferred profit sharing benefits shall be computed as follows:

(1)	with respect to any benefit which such Class D Member is thereupon commencing to receive at the time of such computation in the form of an annuity, the annual payment to which such Class D Member would be entitled under the terms of the plan under which such benefit is to be paid were such benefit to be paid in the form of a single life annuity for the Class D Member’s life, or

(2)	with respect to any other benefit, the annual amount of the actuarial equivalent of such benefit computed as if such benefit were to be paid in the form of a single life annuity to such Class D Member commencing at the time of such computation. In computing such actuarial equivalents, the actuarial assumptions to be sued shall be (A) the 1983 Group Annuity Mortality Table and (B) an interest rate assumption equal to the applicable interest rate (expressed as a percentage) used by the Pension Benefit Guaranty Corporation for valuing benefits for single employer plans that terminate on the date of such calculation, minus .5%.

b.	Section 1.09

“Compensation” shall mean for purposes of this Appendix D, a Class D Member’s annual base pay rate as in effect on such Class D Member’s Compensation Measurement Date plus the Class D Member’s target bonus percentage under the Corporation annual cash incentive program. A Class D Member’s Compensation Measurement Date shall be the date on which such Class D Member incurs a Termination of Employment for any reason, including retirement, death or disability.

c.	Accumulated Contribution Account” shall mean the bookkeeping account maintained for a Contribution Account Member to record the amount of company contribution credited on behalf of such Member during the period he is designated as a Contribution Account Member in accordance with Article II of this Appendix D.

d.	“Contribution Account Member” shall mean an Eligible Executive listed on Appendix D.

3.	The following provisions are only applicable to a Class D Member:

SPECIAL CONTRIBUTIONS

(a)	(i) A special contribution shall be deemed made to a Class D Member’s Accumulated Contribution Account by the Corporation wit respect to each calendar year prior to the calendar year in which the Class D Member attains age 46 and during which the Class D Member is designated as a Contribution Account Member.

(ii)	The special contribution with respect to each calendar year shall be equal to the applicable percentage specified above in this Appendix D of the eligible Member’s Eligible Compensation for the calendar year. For purposes of this Appendix D, Eligible Compensation shall mean the sum of the Contribution Account Member’s annual base rate as in effect for such calendar year, plus the full annual target incentive compensation award under the Annual Incentive Plan of CVS Corporation or the Annual Incentive Plan for the divisions as last in effect immediately prior to the last day of such calendar year.

(iii)	The special contribution shall be credited to an eligible Class D Member’s Accumulated Contribution Account no later than the March 31st following the calendar year for which the contribution is deemed made.

(b)	(i) As of the end of each month, a Class D Member’s Accumulated Contribution Account shall be credited or debited with the amount of earnings or losses which the account would have been credited or debited assuming it had been invested in the Moderate Lifestyle Fund as provided under the 401(k) Plan and Employee Stock Ownership Plan of CVS Caremark Corporation and Affiliated Companies.

(ii)	The Retirement Administration Committee shall maintain, or cause to be maintained on the books of the Corporation, records showing the individual balance of each eligible Class D Member’s Accumulated Contribution Account. At least once a year, each eligible Class D Member shall be furnished with a statement setting forth the value of his Accumulated Contribution Account.

(c)	An eligible Class D Member shall be vested in and have a nonforfeitable right to the special contributions credited to this Accumulated Contribution Account (adjusted in accordance with Paragraph b(i) above) in accordance with the following schedule:

Completed Years of Vesting Service	Percentage Vested
1	10%
2	20
3	30
4	40
5	50
6	60
7	70
8	80
9	90
10	100

A Class D Member shall be credited with one year of Vesting Service for each completed calendar year during which the Class D Member is in the employ of the Corporation and Affiliated Company following the calendar year for which the initial contribution was deemed allocated to his Accumulated Contribution Account pursuant to paragraph (b) above.

(d)	(i) If a Class D Member incurs a Termination of Employment prior to the attainment of age 55 for any reason, he (or in the event of his death, his Beneficiary) shall be entitled to receive a distribution of the vested portion of his Accumulated Contribution Account determined pursuant to paragraph (c) above. The distribution of such vested portion of a Member’s Accumulated Contribution Account shall be made in a single cash lump sum as soon as practicable following the end of the month coincident with or next following the Class D Member’s Termination of Employment.

(ii)	Notwithstanding any Plan provision to the contrary, if a Class D Member incurs a Termination of Employment as a Retiree, or dies after attaining age 55 with 10 years of Service but prior to becoming a Retiree, or in the event of a Change in Control, the provisions of this Section of Appendix D shall be inapplicable and Plan benefits payable to or on behalf of the Class D Member’s Termination of Employment shall be determined pursuant to the provisions of Article 3 of the Plan.

SCHEDULE E

Provisions Applicale to a Member’s Grandfathered Annual Benefit

This Schedule E constitutes an integral part of the Plan and is applicable with respect to the Grandfathered Annual Benefit of those individuals who were Members in the Plan on December 31, 2004 and were actives as of January 1, 2005. The portion of a Member’s Benefit determined under the foregoing provisions of the Plan equal to his Grandfathered Annual Benefit is subject to the provisions of the Plan as in effect on October 3, 2004 without regard to any Plan amendments after October 3, 2004 which would constitute a material modification for Code Section 409A purposes, as otherwise provided in this Schedule E. Section references in this Schedule E correspond to appropriate Sections of said Plan as set forth on October 3, 2004.

For purposes of the Plan, the terms/phrases “termination of employment,” “terminates employment,” “retirement”, “employment is terminated” or other similar language shall mean, with respect to a Member, the complete cessation of providing services to the Corporation.

ARTICLE 1 – DEFINITIONS

Section	1.11 The provisionsof Section 1.11 are void as of October 1, 2008 and are eliminated from the Plan as of such date.

Section	1.16 The provisions of Section 1.16 are void as of October 1, 2008 and hereby eliminated from the Plan as of such date.

Section	3.06 The provisions of Section 3.06 shall apply only to the Member’s Grandfathered Annual Benefit.